Exhibit 23.2

Consent of AJM Deloitte (f/k/a AJM Petroleum Consultants)

We consent to the reference to our firm name in this Registration Statement on Form S-3 of Devon Energy Corporation and the reference to our report for Devon Energy Corporation as of the year ended December 31, 2010, included and incorporated herein by reference.

Please note that pursuant to an Agreement dated June 10, 2011 between the partners of AJM Petroleum Consultants (“AJMPC”) and Deloitte, the business of AJMPC was acquired by Deloitte effective June 1, 2011. Upon closing, AJMPC became part of Deloitte and will be referred to as Deloitte & Touche LLP (“AJM Deloitte”). The acquisition included AJMPC’s reserves audit business. Although AJMPC will no longer provide reserves evaluation or audit services, it will continue to provide consents to the securities commissions or similar regulatory authorities in respect of evaluation and audit reports prepared by AJMPC prior to the Deloitte transaction. AJM Deloitte will continue to provide reserves evaluation and audit services.

AJM DELOITTE

By:	/s/ Robin G. Bertram
Robin G. Bertram, P.Eng.

Date: December 1, 2011